Exhibit 99.1

Atlantic Southern Financial Group, Inc. Reports First Quarter Net Earnings

MACON, Ga., May 1, 2009 — Atlantic Southern Financial Group, Inc. (NASDAQ Global Market:  ASFN) today announced the financial results for the first quarter of 2009.

Summary

•                  First Quarter Earnings

•                  Net Earnings of $742,000

•                  Diluted Earnings per Share of $0.18

•                  Total Assets of $1,050,667,000

•                  Strong Deposit Growth

Net Earnings

For the first quarter of 2009, net earnings were $742,000 compared to $1,190,000 a year earlier.  Diluted earnings per share decreased to $.18 from $.27 a year ago.  Compared with the first quarter of 2008, the Company’s net earnings decreased $448,000, or 38%, and the diluted earnings per share decreased $0.09, or 33%.  The decrease in the first quarter net earnings is attributable to a decrease in net interest income.

The net interest income for the first quarter of 2009 was $5.4 million compared to $6.3 million for the same period a year earlier, which represents a decrease of $880 thousand.  This decrease is attributable to the interest rates on earning assets decreasing at a faster pace than the cost of funds due to the rapid interest rate cuts by the Federal Reserve during 2008.  “We continued to see margin compression in the first quarter”, said President and CEO Mark Stevens.  “Continued competitive deposit pricing, coupled with the full quarter impact of declining rates and a higher level of non-performing assets were key contributors.”

Stevens stated, “The current operating environment is challenging with continuing deterioration in our economy and historically low interest rates.  We are responding to this environment by preserving capital, aggressively managing the risk in our loan portfolio, and increasing our focus on retail deposits.”

For the first quarter of 2009, noninterest income was $1.2 million compared to $989 thousand for the first quarter of 2008.  The increase is mostly attributed to the gain on sales of investment securities from several state, county and municipal bonds and mortgage-backed securities during the first quarter of 2009.

Noninterest expense for the first quarter of 2009 was $5.3 million compared to $5.2 million for the first quarter of 2008.  The small increase was mostly due to the Company absorbing other real estate expenses from several foreclosed properties acquired during the fourth quarter of 2008.

“Our management team and board have implemented an aggressive strategy to reduce non-interest expense.  We continue to evaluate profitability potential in all of our markets.  On December 31, 2008, we closed our St. Simons office based on its poor location on the island and low deposit base.  We are analyzing all non-interest expenses and have made a strategic decision to eliminate branch and market expansion until general market conditions improve,” Stevens stated.

Balance Sheet

Total assets at March 31, 2009 were $1,050,667,000, an increase of 6%, or $58,925,000, from December 31, 2008.

At March 31, 2009, total cash and due from banks was $82.1 million, an increase of 486%, or $68.1 million, from December 31, 2008.  The increase is due to the growth of non-interest bearing, interest bearing and retail CD deposits during the first quarter of 2009.

At March 31, 2009, total gross loans were $794.6 million, up $1.2 million or 0.2%, from December 31, 2008.  Total deposits at March 31, 2009 were $893.9 million, an increase of $57.4 million, or 7%, from December 31, 2008.  The Company was able to increase its retail time deposits at March 31, 2009 by $48.0 million from December 31, 2008 due to managements’ aggressive efforts to increase core deposits.  Non-interest bearing and interest bearing deposits also increased at March 31, 2009 by $15.7 million from December 31, 2008.  Management was able to decrease wholesale deposits at March 31, 2009 by $6.3 million from December 31, 2008 due to an effort to reduce reliance on them for funding needs.

“We remain focused on balance sheet management including capital preservation and liquidity management.  We are well capitalized and expect to remain well capitalized as we anticipate a continued slow down in loan production.  We are committed to improving our deposit mix and increasing our “pure” deposits in an effort to lower our cost of funds and improve our liquidity position”, Stevens said.

Total shareholders’ equity was $90.2 million at March 31, 2009.  The Bank’s total risk-based capital ratio at March 31, 2009 was 10.32% compared to 10.33% at December 31, 2008.  While these ratios reflect that the Company is well capitalized, in the current financial markets it is prudent to further strengthen the Company’s capital position so that it emerges from the current credit crisis with a stronger capital position.

Asset Quality

The Company’s nonperforming assets increased approximately $5.4 million, or 17.3%, to approximately $36.8 million as of March 31, 2009 as compared to $31.3 million as of December 31, 2008.  This increase is largely due to one loan being placed on non-accrual with a balance of approximately $3.5 million that is secured by liquid assets and residential construction and land development real estate. All non-accrual loans are adequately collateralized based on management’s judgment.  The Company continues to actively market and continuously monitor all other real estate owned properties in order to minimize losses.

As a result of the increase in non-accrual loans, the total nonperforming assets increased to 3.50% of total assets as of March 31, 2009 compared to 3.16% as of December 31, 2008.  Net charge-offs annualized as of March 31, 2009 were 0.27% of average loans compared to 0.61% as of December 31, 2008.

At March 31, 2009, the allowance for loan loss amounted to $11.5 million or 1.45% of total loans outstanding compared to $11.7 million or 1.47% of total loans outstanding at December 31, 2008.  Provision for loan loss decreased approximately $52 thousand as of March 31, 2009 to $350 thousand compared to the same period in 2008.

About Atlantic Southern Financial Group, Inc. and Atlantic Southern Bank

With headquarters in Macon, Georgia, Atlantic Southern Financial Group, Inc., operates nine banking locations in the middle Georgia markets of Macon and Warner Robins, five locations in the coastal markets of Savannah, Darien, Brunswick, one location in the south Georgia market of Valdosta, Georgia and one location in the northeast Florida market of Jacksonville, Florida.  The Company specializes in commercial real estate and small business lending.

Safe Harbor

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment.  These statements are provided to assist in the understanding of a future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements.  Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” in Atlantic Southern Financial Group, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.

Atlantic Southern Financial Group, Inc.

Financial Highlights

(unaudited)

(In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,	March 31,
	2009	2008
EARNINGS SUMMARY
Interest and Dividend Income	$12,547	$14,426
Interest Expense	7,150	8,149
Net Interest Income	5,397	6,277
Provision for Loan Losses	350	402
Noninterest Income	1,200	990
Noninterest Expense	5,252	5,174
Earnings Before Income Taxes	995	1,691
Provision for Income Taxes	253	501
Net Earnings	$742	$1,190

	Three Months Ended
	March 31,	March 31,
	2009	2008
PERFORMANCE MEASURES
Per Share Data:
Net earnings	$0.18	$0.29
Diluted net earnings	0.18	0.27
Book Value	21.42	21.82
Tangible book value	16.11	16.35

Key Performance Ratios
Return on average equity	3.35%	5.31%
Return on average assets	0.30%	0.55%
Net interest margin, tax equivalent	2.44%	3.22%

	March 31,	December 31,
	2009	2008
ASSET QUALITY
Non-performing assets/loans & OREO	4.56%	3.90%
Allowance for loan losses/total loans	1.45%	1.47%
Allowance for loan losses/non-performing loans	46.69%	55.31%
Net charge-offs to average loans	0.27%	0.61%

AT PERIOD END
Loans	$794,623	$793,404
Earning Assets	900,924	912,107
Total Assets	1,050,667	991,742
Deposits	893,851	836,451
Shareholders’ equity	90,213	88,963

AVERAGE BALANCES
Loans	$795,633	$767,438
Earning Assets	899,074	862,986
Total Assets	1,016,783	939,754
Deposits	858,343	789,621
Shareholders’ equity	89,816	90,213